EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, being a director or officer of Inuvo, Inc., does hereby make, constitute and appoint Richard K. Howe, as his true and lawful attorney-in-fact and agent with all power and authority on his behalf to sign his name, in any and all capacities: (i) on Form S-8 registration statements of Inuvo, Inc. pertaining to, but not limited to, (a) registering the increase in the number of shares of its common stock available for issuance under its 2010 Equity Compensation as a result of the evergreen provisions of that plan, and (b) registering the shares of its common stock available for issuance under its 2017 Equity Compensation Plan; and (ii) on Form S-3 registration statements of Inuvo, Inc. pertaining to, but not limited to, (x) registering the resale of shares of Inuvo, Inc.'s common stock which are currently outstanding, and (y) a shelf offering of its securities, including shares of common stock, preferred stock and warrants or units of these securities, in the aggregate amount of $15,000,000.

This grant of authority extends to any and all amendments to such registration statements, and also grants such attorney-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

The undersigned has subscribed hereunder this 30th day of August, 2017.

/s/ Charles D. Morgan
Charles D. Morgan